Exhibit 99.1

Contacts:	Lorne E. Phillips, CFO Pioneer Drilling Company (210) 828-7689 Lisa Elliott / lelliott@drg-e.com Anne Pearson / apearson@drg-e.com DRG&E / (713) 529-6600

Pioneer Drilling Prices Common Stock Offering

SAN ANTONIO, Texas, November 12, 2009 – Pioneer Drilling Company (NYSE Amex: PDC) (the “Company”) today announced that it has priced a public offering of 3.82 million newly issued shares of its common stock at a public offering price of $6.75 per share. Jefferies & Company, Inc. is the sole underwriter for this offering. The Company has granted the underwriter a 30-day option to purchase up to 573,000 additional shares to cover over-allotments, if any. The offering is expected to close on November 17, 2009, subject to customary closing conditions. The Company intends to use the proceeds it receives from the offering (net of underwriting discounts and expenses) for general corporate purposes, which may include capital expenditures, working capital, acquisitions or the repayment or refinancing of indebtedness.

The shares will be issued pursuant to an effective shelf registration statement that was previously filed with the Securities and Exchange Commission (the “SEC”). The offering is being made by means of a prospectus and related prospectus supplement. Copies of the prospectus and prospectus supplement relating to the offering may be obtained from Jefferies & Company, Inc., 520 Madison Avenue, New York, NY 10022, 1-888-449-2342.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities, and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

Certain matters discussed in this news release are forward-looking statements that involve certain risks and uncertainties, including the offering of the common stock and the proceeds therefrom. These risks and uncertainties include among other things, the stability of the capital markets, other market conditions, customary closing conditions, and other factors and uncertainties inherent in providing contract drilling and well services discussed in Pioneer’s filings with the SEC. Specifically, Pioneer cannot assure you that the proposed transaction described above will be consummated on the terms currently contemplated, if at all. Pioneer disclaims any obligation to update publicly its forward-looking statement, whether as a result of new information, future events or otherwise.

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